EXHIBIT 10.01

BRITTON & KOONTZ CAPITAL CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and between W. Page Ogden (“Executive”) and Britton & Koontz Capital Corporation, a Mississippi corporation (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Employment Agreement between the Company and Executive dated as of December 31, 2002 (the “Prior Agreement”).

1.           Employment And Term:

1.1           Position.  The Company shall employ and retain Executive as its President and Chief Executive Officer or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein.  Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Board of Directors of the Company (the “Board”) and shall include such duties as are the type and nature normally assigned to similar executive officers of a commercial banking corporation of the size, type and stature of the Company.  Executive shall report directly to the Board of Directors.

1.2           Concurrent Employment.  During the term of this Agreement, Executive and the Company acknowledge that Executive may be concurrently employed by the Company and Britton & Koontz Bank, N.A., the Company’s wholly-owned subsidiary, and one or more additional subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests (an “Affiliate”), and that all of the terms and conditions of this Agreement shall apply to such concurrent employment.  Reference to the Company hereunder shall be deemed to include any such concurrent employers, unless the context clearly indicates to the contrary.

1.3           Full Time and Attention.  During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the Board of Directors of the Company, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic, charitable or banking professional or trade association activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided further that Executive’s participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

1.4           Term.  Executive’s employment under this Agreement shall commence as of January 1, 2009 (the “Effective Date”), and shall terminate on December 31, 2012; provided, that such term shall automatically be extended for two additional successive one-year periods unless, at least 90 days prior to the commencement of any such one-year renewal term, either party provides written notice to the other that the Employment Term shall not be further renewed (the date on which employment hereunder ceases referred to herein as Executive’s “Termination Date”; the period between the Effective Date and the Termination Date referred to herein as Executive’s “Employment Term”).

2.           Compensation And Benefits:

2.1           Base Compensation.  The Company shall pay Executive an annual salary not less than his annual base salary in effect as of the Effective Date, such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes (Executive’s “Base Compensation”).  Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Board or the Compensation Committee thereof, in its discretion.

2.2           Bonuses, Incentives and Other Benefits.  During the Employment Term, Executive shall be eligible for participation in the Company’s:

a.	Annual cash incentive plan (any bonus paid thereunder referred to as an “Incentive Bonus”);

        b.            2007 Long-Term Incentive Compensation Plan; and

c.	That certain Salary Continuation Agreement between the Company and Executive most recently amended and restated December 12, 2007 (the “Salary Continuation Agreement”).

each as may be amended, restated, supplemented or replaced, from time to time, in accordance with its terms.

Executive further shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or any affiliate thereof, at least 80% of the common stock or other equity interests of which is owned, directly or indirectly, by the Company (an “Affiliate”), for the benefit of senior executives or employees of the Company.  Such plans, policies and programs may include, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans.  Any payments or benefits thereunder shall be subject to and determined in accordance with the specific terms and conditions of the documents evidencing any such separate plans, policies, and programs.

2.3           Reimbursement of Expenses.  The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget.  The Company’s obligation to reimburse Executive hereunder shall be contingent upon the substantiation by Executive of such expenditures in accordance with the Company’s policies.

If and to the extent Executive’s right to reimbursement hereunder is deemed “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

a.	Executive shall make a claim for any reimbursement not later than 90 days after the end of the calendar year in which the expense giving rise to such claim is incurred.

b.
The Company shall promptly pay or reimburse such expenses upon receipt of such information and supporting documentation as it may reasonably request, but not later than December 31st of the calendar year following the calendar year in which such expenses are incurred.

2.4           Fringe Benefits.  In addition to the foregoing, Executive shall be entitled to the following fringe benefits:

a.
Use of a leased or Company-owned motor vehicle, which shall be reasonably satisfactory to Executive; reasonably promptly after the end of each calendar year, Executive shall provide the Company with the amount of personal mileage on such vehicle in such year and shall receive additional taxable income equal to Executive’s personal mileage multiplied by the standard mileage rate fixed by the Internal Revenue Service, from time to time.

b.
Reimbursement or payment of expenses for dues and capital assessments for membership in (1) Beau Pre Country Club, Natchez, Mississippi, and (2) the City Club of Baton Rouge, Baton Rouge, Louisiana, and for other civic club memberships; provided, that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof.

c.           No less than four weeks of vacation each year.

3.           Termination:

3.1           Termination Payments to Executive.  As set forth more fully in this Section 3, Executive may be paid one or more of the following amounts on account of his termination of employment hereunder:

a.	Executive’s annualized Base Compensation in effect on his Termination Date.

b.	Executive’s Incentive Bonus, prorated to reflect his actual period of service during the year in which his Terminate Date occurs;

c.	Executive’s Incentive Bonus in the target amount applicable during the year in which his Termination Date occurs; and/or

d.
If Executive and/or his dependants elect to continue group medical coverage within the meaning of Code Section 4980B(f)(2) with respect to one or more group health plans sponsored by the Company or an Affiliate (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Sections 125 and 105(h)), an amount equal to the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment for the period such coverage is actually continued in accordance with Code Section 4980B, but not more than 12 months.

Executive shall further be entitled to receive such other compensation or benefits as may be provided under the terms of any separate plan or agreement maintained by the Company or its Affiliates; provided, however, that the provision of any amount hereunder shall be in lieu of, and not in addition to, any severance pay or similar termination benefit otherwise payable to Executive under any severance plan, policy or program maintained by the Company or an Affiliate.  For purposes of clarity, and without limiting the generality of the foregoing, nothing herein is intended to limit or restrict Executive’s right to receive payments under the Salary Continuation Agreement (Executive’s right to receive payments thereunder being determined solely in accordance with the terms and provisions of such agreement).

3.2           Termination for Death or Disability.  If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate.  In such event, the Company shall pay to Executive:

a.	Such amounts and benefits as are required by law to be paid or provided, at such time or times as required to be paid or provided under applicable law; and

b.
The amount determined in accordance with Section 3.1b hereof, which shall be paid as of the date on which any such Incentive Bonus would ordinarily be paid under the terms of the Company’s cash bonus plan.

For purposes of this Section 3.2, Executive shall be deemed “Disabled” if he is (a) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, or (b) receiving benefits under the Company’s or an Affiliate’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment.  The Board shall certify whether Executive is Disabled as defined herein.

3.3           Company’s Termination for Cause.  This Agreement and Executive’s employment hereunder may be terminated by the Board of Directors at any time on account of Cause.  In such event, the Company shall pay or provide to Executive only such amounts or benefits as are required by law to be paid.  For purposes of this Agreement, “Cause” means that Executive has:

a.
Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

b.
Committed intentional damage to the property of the Company or an Affiliate or committed intentional wrongful disclosure of Confidential Information as defined in Section 5.2 hereof, which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

c.	Been indicted for the commission of a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Board;

e.	Committed a material breach of this Agreement, which has not been cured within 30 days following receipt of written notice of the breach from the Board;

f.
Intentionally, recklessly or negligently violated any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to senior executives of the Company; or

g.
Intentionally, recklessly or negligently violated any applicable material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or an Affiliate or in accordance with applicable federal regulations.

3.4           Termination by the Company, Without Cause.  The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 90 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Board.  In such event, the Company shall provide to Executive:

a.	The amount determined under Section 3.1a hereof in the form of a single-sum payment 30 days after his Termination Date;

b.	The amount determined in accordance with Section 3.1b hereof, which amount shall be paid in a single-sum as of the date on which amounts are ordinarily payable under the terms of the cash bonus plan;

c.
Executive shall be deemed fully vested in the maximum benefit under his Salary Continuation Plan, which amount shall be paid in the amount and at the time or times determined thereunder for normal retirement thereunder; and

d.	The amounts described in 3.1d hereof, which amounts shall be paid as of the first day of each month for the duration of the period described therein.

3.5           Termination by Executive.  Executive may terminate this Agreement and his employment hereunder, upon 90 days prior written notice to the Company or such shorter period as may be agreed upon by the Board and Executive.  In such event, the Company shall pay or provide to Executive only such amounts and benefits as are required by law to be paid. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program in which Executive participates as of his Termination Date.

3.6           Retirement; Expiration of Agreement.  In the event that Executive shall Retire or this Agreement shall expire in accordance with Section 1.4 hereof, the rights and obligations of the parties hereto shall cease, Executive’s employment hereunder shall be terminated, and the Company shall pay or provide to Executive:

a.           Any amount required by law to be paid or provided;

b.
The amount determined in accordance with the provisions of Section 3.1b hereof, which shall be paid in a single-sum as of the date on which amounts are ordinarily payable under the terms of the cash bonus plan; and

c.	Any amount payable under a separate plan, policy or program in which Executive is a participant as of his Termination Date.

Executive shall be deemed to have “Retired” hereunder on account of his termination of employment for any reason, or for no reason, and whether involuntary or voluntary, on or after the date on which he attains age 65; provided that Executive’s involuntary termination by the Company for Cause shall not constitute retirement hereunder, regardless of Executive’s attained age.

3.7           Return of Property.  Upon termination or expiration of this Agreement and the employment of Executive hereunder, for any reason, Executive or his estate shall promptly return to the Company all of the property of the Company and its Affiliates.

4.           Change In Control:

4.1           Definitions.  The term “Change in Control” shall mean and be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger.  For this purpose:

a.
A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.
A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.
A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.
A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

The term “Good Reason,” when used herein, shall mean that in connection with a Change in Control:

a.	Executive’s Base Compensation in effect immediately before such change is materially reduced;

b.	Executive’s authority, duties or responsibilities are materially reduced from those contemplated in Section 1.1 hereof;

c.	Executive is subject to a material change in the geographic location at which he must perform services hereunder, or

d.	A material breach of this Agreement by the Company or an Affiliate occurs.

No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, but not more than 30 days after Executive first learns of such event, (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

4.2           Termination In Connection With a Change in Control.  If Executive’s employment is terminated by the Company, without Cause, or Executive terminates his employment hereunder for Good Reason, either such event occurring at any time within the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder the Company shall pay or provide to Executive:

a.	The amount determined under Sections 3.1a and 3.1c hereof in the form of a single-sum payment 30 days after his Termination Date; and

b.	The amounts described in 3.1d hereof, which amounts shall be paid as of the first day of each month for the duration of the period described therein.

5.           Limitations On Activities:

5.1           Consideration for Limitation on Activities.  Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2           Intellectual Property.  The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill.  Executive agrees to perform, whether during the Employment Term or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property.  For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, trade secrets, works of authorship or any other intellectual property concerning the business or interests of the Company and its Affiliates.

5.3           Confidential Information.  Executive recognizes and acknowledges that during the Employment Term he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, and (e) selling and operating policies and practices, including policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”).  Executive agrees that he will not at any time, either during the Employment Term or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.

5.4           Non-Solicitation.  Executive agrees that during the one-year period commencing on his Termination Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:

a.	Solicit, hire or offer to hire or participate in the hiring of any of the Company’s or an Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit or divert or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.

5.5           Non-Competition.  The Executive agrees that he shall not, for a period of one year immediately following his Termination Date, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area.  For purposes of this Section 5.5, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution.  The term “Restricted Area” shall mean the area within the municipalities of Baton Rouge, Louisiana, Natchez, Mississippi, and Vicksburg, Mississippi, as well as within a 20-mile radius of any other geographic location in which the Company or an Affiliate has an office on the Termination Date.

5.6           Business Reputation.  Executive agrees that during the Employment Term and at all times thereafter he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.

The Company agrees that, whether during the Employment Term or thereafter, it shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of Executive or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of Executive, except as may be required by law or legal process.

5.7           Reformation.  The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction.  Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.  If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.8           Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Sections 3 and 4 hereof may be suspended, canceled, or forfeited, in the sole discretion of the Company.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach of the provisions of this Section 5, including the recovery of damages from Executive.

6.           Miscellaneous:

6.1           Waiver and Release.  Notwithstanding any provision of the Agreement to the contrary, the payment of any amount or the provision of any benefit hereunder, except to the extent required by law to be paid or provided, may be conditioned, in the sole discretion of the Board, upon Executive’s execution of a general waiver and release in favor of the Company, the Bank and such other person or persons as the Board may reasonably designate.  Any such waiver and release shall be made in the form prescribed by the Company and at the time requested by the Company.

6.2           Mitigation Not Required.  As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.3           Enforcement of This Agreement.  In addition to the Company’s equitable remedies provided under Section 5.8 hereof relating to enforcement of the provisions of Section 5, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Except as provided in Section 6.4 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Natchez, Mississippi.

6.4           Attorneys’ Fees.  In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

6.5           No Set-Off.   There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

6.6           Assistance with Litigation.  For a period of two years after the Termination Date, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.

6.7           Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8           Entire Agreement.  This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company or its Affiliates concerning the subject covered by this Agreement, including the Prior Agreement.

6.9           Amendments.  Except as provided in Section 5.7 hereof, this Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.10           Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.11           Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:                      W. Page Ogden
Most Recent Address
on File With the Company

If to the Company:                Britton & Koontz Capital Corporation
500 Main Street
Natchez, Mississippi 39120
Attention: Chairman, Board of Directors

or to such other addresses as a party may designate by notice to the other party.

6.12           Successors; Assignment.  This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.

This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.  This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal  representatives.  Any payment due to Executive shall be paid to his surviving spouse or estate after his death.

6.13           Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.14           Withholding.  The Company or an Affiliate may withhold from any payment hereunder any federal, state or local taxes required to be withheld.

6.15           Survival.  Notwithstanding anything herein to the contrary, the rights and obligations of the Company and its Affiliates and Executive under Sections 3, 4, 5 and 6 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder for any reason.

6.16           Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.17           Specified Employee Delay.  If Executive is a Specified Employee as of his separation from service, then any payment due to Executive on account of such separation from service (as determined in accordance with the terms of this Agreement and Code Section 409A) shall be made or commence as of the time or times and in the form provided herein, to the extent then permitted under such section.  Otherwise, payment shall be made as of the first day of the calendar month that is six months after Executive’s separation from service or as may be later provided herein.  Any payment delayed hereunder shall include all amounts in arrears, without liability for interest or other loss of investment opportunity.

This Employment Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Britton & Koontz Capital Corporation                                                                       Executive

By:   /s/ Robert R. Punches                                                                             /s/ W. Page Ogden

Its:   Chairman of the Board                                                                           Date: February 19, 2009

Date: February 19, 2009